EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated September 11, 2023, relating to the consolidated financial statements of Airship AI Holdings, Inc. for the year ended December 31, 2022 which appears in such registration statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ BPM LLP

Santa Rosa, California

February 6, 2024